CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 1-A of our report dated July 2, 2019 relating to the financial statements of American International Holdings Corp, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

September 23, 2019